UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2013

SMARTHEAT INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34246	98-0514768
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A-1, 10, Street 7 Shenyang Economic and Technological Development Zone Shenyang, China	110141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 24-2519-7699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

(a) Additional Funding

On June 25, 2013, the Board of Directors of the Company authorized the Company to commence a market canvass for additional sources of financing aside from the Credit Agreement.

Pursuant to Board authorization, the Company began soliciting stalking horse proposals for purchase of all or part of, or joint venture investment in or with, the Company or one or more of its directly or indirectly owned subsidiaries. A request for proposals was circulated in both the United States and the People’s Republic of China.  The Company also retained a third party firm in each of these respective markets to conduct a market canvas seeking proposals. All proposals were evaluated by the Board of Directors at a meeting held on September 17th and 18th, 2013, and, after negotiation, a stalking horse proposal relating to the Company’s PHE segment was deemed in the best interests of the Company and approved by the Board. The proposal is, in essence, an indication of interest and does not provide specific terms nor does it obligate the Company to sell any of its assets.  It is subject to negotiation and execution of a mutually acceptable definitive agreement, including provisions allowing the Company to use the proposal as a stalking horse to seek better terms.  If such agreement can be negotiated and executed, the Company intends to submit the matter to the stockholders for approval, along with the rest of its 2013 restructuring actions, at the Annual Meeting scheduled for December 10, 2013 (China time).  If such definitive agreement is negotiated, the Company presently intends to then seek competing bids with the plan of having a definitive restructuring completed no later than the end of the first quarter of 2014. There is no assurance that any definitive agreement will be negotiated, executed or that the Company's restructuring plan will be approved by its stockholders.  Moreover, the Company reserves the right to reject any and all proposals and to discontinue or modify any restructuring plan either before or after it is approved by stockholders.

On June 25, 2013, the Board of Directors approved an offer to be made to accredited investors who are currently stockholders of the Company to purchase Exchangeable Subordinated Notes in denominations of $100,000 bearing interest at the rate of 10% per annum, due on June 30, 2015, and exchangeable, at the option of the Company, for restricted common shares at an exchange rate of $0.50 per share. The Exchangeable Subordinated Notes will be subordinate, in all respects, to the indebtedness owed by the Company to Northtech Holdings Inc.  The Company plans to conclude the offering on December 7, 2013.

The Exchangeable Subordinated Notes will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the Securities Act. This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any state in which such solicitation or sale would be unlawful prior to registration or qualification of these securities under the laws of any such state.

(b) Annual Meeting

On September 17, 2013, the Board of Directors selected a record date of October 15, 2013, to determine the shareholders entitled to vote at the Company’s Annual Meeting to be held on December 10, 2013 (US Time).

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits

10.15	Response to SmartHeat Inc. Request for Proposals
99.9	Press Release titled “SmartHeat Announces Selection of Stalking Horse Proposal, Terms of Private Offering and Selection of Record Date for Annual Meeting” dated September 30, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTHEAT INC.
(Registrant)
Date:	September 30, 2013	By:	/s/ Oliver Bialowons
		Name:	Oliver Bialowons
		Title:	President